Exhibit 10.28

1650 Lake Cook Road

Fourth Floor

Deerfield, Illinois 60015

Tel 847-597-2200

Mr. Peter Lewis

Lewis Consulting Limited

Dalton Hall

Dalton

North Yorkshire

DL11 7GU

13 March 2007

Dear Mr. Lewis

CONSULTANCY AGREEMENT

We are writing to confirm the terms of our Agreement concerning the provision of Lewis Consulting Limited’s (“LCL”) consultancy services to Pregis Corporation and its subsidiaries (collectively the “Company”). As set out below, this Agreement includes obligations on behalf of both LCL and you personally. By signing this agreement you agree on behalf of LCL and yourself personally to be bound by those obligations.

1.	TERM

1.1	LCL shall provide its Services to the Company from 1 May 2007 (the “Commencement Date”) and shall continue until 31 December 2007 or until the Services are completed, whichever occurs first. Notwithstanding this, the Agreement can be terminated by either LCL or the Company giving to the other not less than 30 days’ written notice provided always that if the Agreement is terminated by the Company on notice under this clause 1.1 then the full fee set out in clause 3.1 below will be payable to LCL regardless of whether the Services (as defined in clause 2.1 below have been completed)

2.	DUTIES

2.1	LCL and you shall use your best endeavours (and will procure that any Substitute will use their best endeavours) to promote the interests of the Company and, unless prevented by ill health or accident of any LCL personnel, carry out the following Services for the Company with all due care, skill and ability:

(a)	LCL will provide the Company with assistance in relation to the Company’s acquisition of Petroflax SA;

(b)	LCL will also assist the Company by providing assistance in relation to the on target completion of the Company’s strategic plan for its Protective Packaging Europe division (together the “Services”)

2.2	The Company enters into this Agreement on the basis that, unless otherwise agreed, the person providing the Services will be you, Peter Lewis. If you are unable to provide the Services due to illness or injury you shall notify the Company as soon as reasonably practicable and provide us with such evidence as we may require.

2.3	LCL may, with the prior written approval of the Company and subject to the following proviso, appoint a suitably qualified and skilled substitute to you to perform the Services on its behalf (“Substitute”), provided that the Substitute shall be required to enter into direct undertakings with the Company, including with regard to confidentiality. If the Company accepts the Substitute, LCL shall be responsible for the remuneration of the Substitute.

2.4	LCL shall ensure that you are available at all times on reasonable notice to provide such assistance or information and reports as the Company may require in connection with matters relating to the provision of the Services or the business of the Company.

2.5	LCL and you have no authority (and neither LCL nor you shall hold itself or yourself out (as applicable)as having authority) to bind the Company, unless we have specifically permitted this in writing.

3.	FEES AND EXPENSES

3.1	LCL shall be paid a single fee of £36,000 excluding VAT, to be payable on or before 31 March 2008. LCL shall submit an invoice to the Company on completion of the Services confirming the sum payable.

3.2	The Company shall reimburse LCL all reasonable travel and subsistence expenses incurred by you or any Substitute in providing the Services. Any expenses claims should be submitted on a monthly basis and will be reimbursed by the Company within 28 days of receipt of LCL’s expenses claim and all relevant receipts.

3.3	If you or any Substitute are required to travel abroad in connection with the provision of the Services, LCL shall be responsible for any necessary insurances, inoculations and immigration requirements.

3.4	We are entitled to deduct from any sums payable to LCL any sums that LCL may owe the Company or any of its group companies at any time.

4.	OTHER ACTIVITIES

4.1	Subject to any applicable restrictive covenants, LCL or you personally or any Substitute may be engaged, employed or concerned in any other business, trade, profession or other activity which does not place LCL, you or it in a conflict of interest with the Company. However, LCL, you or any Substitute may not be involved in any capacity with a business which does or could compete with the business of the Company as at the Commencement Date without the prior written consent of the Company.

5.	CONFIDENTIAL INFORMATION

5.1

LCL shall not (and shall procure that you and any Substitute shall not) use or disclose to any person either during or at any time after its engagement by the Company any confidential information about the business or affairs of the Company or any of its business contacts, or about any other matters which may come to its knowledge in the course of providing the Services. For the purposes of this clause confidential information means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company for the time being confidential to the Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any of its business contacts.

5.2	The restriction in clause 5.1 does not apply to:

(a)	any use or disclosure authorised by the Company or as required by law; or

(b)	any information which is already in, or comes into, the public domain otherwise than through LCL’s, your or any Substitute’s unauthorised disclosure.

6.	DATA PROTECTION

You confirm on behalf of LCL and in a personal capacity that you consent to:

6.1	the Company holding and processing data and in particular any “sensitive personal data” as defined in the Data Protection Act 1998, relating to you for legal, personnel, administrative and management purposes.6.2 the Company making such information available to other companies in its group, those who provide products or Services to the Company (such as advisers), regulatory authorities, governmental or quasi governmental organisations and potential purchasers of the Company or any part of its business.

6.3	the transfer of such information to the Company’s business contacts outside the European Economic area in order to further its business interests.

7.	INTELLECTUAL PROPERTY

7.1	LCL and you personally hereby assign to the Company all existing and future intellectual property rights (including, without limitation, patents, copyright and related rights) and inventions arising from the Services for the Company. Both LCL and you agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 7.

7.2	LCL and you personally hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works.

7.3	LCL and you personally hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use LCL’s or your name for the purpose of giving the Company or its nominee the benefit of this clause 7 and acknowledge in favour of a third party that a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause 7 shall be conclusive evidence that such is the case.

8.	TERMINATION

8.1	The Company may at any time terminate LCL’s engagement with immediate effect with no liability to make any further payment to LCL (other than in respect of any accrued fees or expenses at the date of termination) if:

(a)	LCL, you or any Substitute are in material breach of any of the obligations under this Agreement;

(b)	you or any Substitute are guilty of any gross misconduct affecting the business of the Company;

(c)	you or any Substitute are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

(d)	you or any Substitute are in the reasonable opinion of the Board negligent and incompetent in the performance of the Services; or

(e)	other than as a result of illness or accident in respect of you or any Substitute, after notice in writing, LCL wilfully neglects to provide or fail to remedy any default in providing the Services.

8.2	Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

9.	OBLIGATIONS UPON TERMINATION

9.1	Any Company property in LCL’s, your or any Substitute’s possession and any original or copy documents obtained by LCL, you or any Substitute in the course of providing the Services shall be returned to the Company at any time on request and in any event prior to the termination of this Agreement. LCL and you also undertake to (and LCL will procure that any Substitute undertakes to the Company to) irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in LCL’s or your or any Substitute’s personal possession or control outside the premises of the Company.

10.	STATUS

10.1	LCL will be an independent contractor and nothing in this Agreement shall render LCL, you or any Substitute an employee, worker, agent or partner of the Company and LCL and you shall not hold LCL or yourself (and shall procure that any Substitute shall not hold himself) out as such.

10.2	LCL shall be fully responsible for and indemnify the Company against any liability, assessment or claim for:

(a)	taxation whatsoever arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law;

(b)	any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by you or any Substitute against the Company arising out of or in connection with the provision of the Services, except where such claim is as a result of any act or omission of the Company.

11.	ENTIRE AGREEMENT

11.1	Each party on behalf of itself acknowledges and agrees with the other party that:

(a)	this Agreement constitutes the entire agreement and understanding between LCL, you and the Company and supersedes any previous agreement relating to the engagement (which shall be deemed to have been terminated by mutual consent);

(b)	in entering into this Agreement no party has relied on any pre-contractual statement; and

(c)	the only remedy available to it for breach of this Agreement shall be for breach of contract under the terms of this Agreement and it shall have no right of action against any other party in respect of any pre-contractual statement. Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

12.	VARIATION AND THIRD PARTY RIGHTS

12.1	This Agreement may only be varied by a document signed by both you and the Company.

12.2	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than LCL, you and the Company shall have any rights under it. The terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by Agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.

Please acknowledge receipt and acceptance of this letter on behalf of both LCL and personally by signing, dating and returning the enclosed copy.

Yours sincerely,

/s/ Steven C. Huston
STEVEN C. HUSTON
For and on behalf of
PREGIS CORPORATION

I hereby acknowledge receipt and accept the contents of this letter.

Signed	/s/ Peter Lewis
PETER LEWIS
For and on behalf of
LEWIS CONSULTING LIMITED

Date	13 March 2007